Exhibit 4.17

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT, dated as of June 25, 2019 (this “Amendment”), is entered into between VECTREN CAPITAL, CORP., an Indiana corporation (the “Borrower”), the Guarantor party hereto, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

RECITALS

A.The Borrower, the Guarantor, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of September 14, 2018 (as amended or modified from time to time, the “Credit Agreement”).

B.The parties hereto have agreed to amend the Credit Agreement as provided herein.

C.In consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.    Amendments.

(a)    The sixth sentence in Section 2.02(a) of the Credit Agreement is hereby amended to read as follows:

If the Borrower does not specify a Type of a Loan in a Loan Notice or if the Borrower does not give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as Eurodollar Rate Loans with an Interest Period of one month; provided, that, if a Default exists at the time of such conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.

2.    Effectiveness; Conditions Precedent. This Amendment shall be effective upon receipt by the Administrative of a copy of this Amendment executed by the Borrower, the Guarantor and the Required Lenders.

3.    Ratification of Credit Agreement. Each Loan Party acknowledges and consents to the terms set forth herein and agrees that this Amendment does not impair, reduce or limit any of its obligations under the Credit Agreement, all of which are hereby ratified and confirmed.

4.    Authority/Enforceability. Each Loan Party represents and warrants as follows:

(a)    It has the power and authority and legal right to execute and deliver this Amendment and to perform its obligations hereunder.

(b)    The execution and delivery of this Amendment has been duly authorized by proper corporate proceedings and constitutes its legal, valid and binding obligations, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

(c)    No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any Governmental Authority which has not been obtained by the Borrower, the Guarantor or any of their Subsidiaries, is required to be obtained by the Borrower, the Guarantor or any of their Subsidiaries in connection with the execution and delivery of this Amendment or the legality, validity, binding effect or enforceability of this Amendment.

(d)    The execution and delivery of this Amendment does not violate (i) the Borrower’s, the Guarantor’s or any of their Subsidiaries’ Organization Documents or (ii) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower, the Guarantor or any of their Subsidiaries.

5.    Representations and Warranties of the Loan Parties. Each Loan Party represents and warrants to the Administrative Agent and the Lenders that (a) the representations and warranties contained in Article VI of the Credit Agreement (other than the representation and warranty contained in Sections 6.05, 6.07 and 6.16 of the Credit Agreement) or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it is true and correct in all respects as drafted) on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if any such representation or warranty is qualified by materiality or Material Adverse Effect, it is true and correct in all respects as drafted) as of such earlier date, and (b) no event has occurred and is continuing or would result from the consummation of the borrowing of the Term Loan that would constitute an Event of Default or a Default.

6.    Counterparts/Telecopy. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of executed counterparts of this Amendment by facsimile or other secure electronic format (.pdf) shall be effective as an original.

7.    Reference to Credit Agreement. Upon the effectiveness of this Amendment, (A) each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Credit Agreement as amended or otherwise modified hereby and (B) each reference in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended or otherwise modified hereby.

8.    GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:            VECTREN CAPITAL, CORP.,
an Indiana corporation

By:    /s/ Carla A. Kneipp
Name: Carla A. Kneipp
Title: Vice President and Treasurer

GUARANTOR:            VECTREN CORPORATION,
an Indiana corporation

By:    /s/ Carla A. Kneipp
Name: Carla A. Kneipp
Title: Vice President and Treasurer

ADMINISTRATIVE
AGENT:            BANK OF AMERICA, N.A.,
as Administrative Agent

By:    /s/ Dan Spencer
Name: Dan Spencer
Title: Senior Vice President

LENDERS:            BANK OF AMERICA, N.A.,
as a Lender

By:    /s/ Dan Spencer
Name: Dan Spencer
Title: Senior Vice President